EXHIBIT 77 to Neuberger Berman Income Opportunity Fund Inc.
NSAR 10/31/09

File Number: 81121334
CIK Number: 0001227699

Item 77C

Report of Votes of Stockholders
An annual meeting of stockholders of Neuberger
Berman Income Opportunity Fund Inc. was
held on May 13, 2009. Upon completion of the acquisition of Neuberger Berman Management
LLC (Old Management), Neuberger Berman, LLC
(NB, LLC) and Lehman Brothers Asset
Management LLC (LBAM) by NBSH Acquisition,
LLC, an entity organized by key members of Neuberger Bermans senior management
(the Acquisition), the Funds management agreement with Old Management and subadvisory agreements with NB, LLC and LBAM, automatically terminated. To provide for continuity of management, interim management and subadvisory agreements became effective upon completion of the Acquisition on May 4, 2009. Stockholders voted to approve a new management agreement between the Fund and a newlyformed successor entity to Old Management (New Management) and a new subadvisory agreement with respect to the Fund between New Management and Neuberger
Berman LLC (formerly known as
Neuberger Berman, LLC) (Neuberger) and between
New Management and Neuberger Berman
Fixed Income LLC (formerly known as Lehman
Brothers Asset Management LLC) (NBFI).

Stockholders also voted to elect six Class I
Directors to serve until the annual meeting of stockholders in 2012, or until their successors are elected and qualified. Class II Directors (which include John Cannon, C. Anne Harvey, George
W. Morriss, Tom D. Seip and Jack L. Rivkin) and Class III Directors (which include Joseph
V.  Amato, Martha C. Goss, Robert A. Kavesh,
Howard A .Mileaf, Edward A. OBrien and Candace
L. Straight) continue to hold office until the annual meeting in 2010 and 2011, respectively.

PROPOSAL 1  TO APPROVE A NEW MANAGEMENT AGREEMENT BETWEEN
THE FUND AND NEW MANAGEMENT
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
9,234,714	582,458		277,477		10,094,649

PROPOSAL 2 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO THE FUND BETWEEN NEW MANAGEMENT AND NEUBERGER
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
9,205,514	603,958		285,177		10,094,649

PROPOSAL 3 TO APPROVE A NEW SUBADVISORY AGREEMENT WITH
RESPECT TO THE FUND BETWEEN NEW MANAGEMENT AND NBFI
Common and Preferred Shares

Votes For	Votes Against	Abstentions	Broker NonVotes
9,179,156	632,162		283,330		1,594,569

PROPOSAL 3 TO APPROVE THE ELECTION OF SIX CLASS I DIRECTORS TO
SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2012:
Common and Preferred Shares

		Votes For	Votes Withheld	Abstentions	Broker NonVotes
Faith Colish	10,804,705	884,512

Robert Conti	10,826,568	862,649

Michael M.
Knetter		10,821,749	867,468

Cornelius T.
Ryan		10,799,206	890,011

Peter P. Trapp	10,813,356	875,861





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